UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2005

OSE USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27712	77-0309372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2223 Old Oakland Road San Jose, California	95131-1402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 383-0818

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 11, 2005, the Company entered into a Plan of Reorganization and Merger Agreement (“Merger Agreement”) with its principal shareholder, Orient Semiconductor Electronics, Limited (“Orient”) and OSE Acquisition Corporation (“Merger Sub”), a purpose formed wholly-owned subsidiary of Orient. Required approval of the shareholders of the Company and Merger Sub was obtained by the written consent of Orient on the same day.

The purpose of the Merger Agreement is to implement a plan to privatize the Company. Pursuant to the terms of the Merger Agreement, (1) the Company will merge with Merger Sub (the “Merger”), (2) the surviving corporation will succeed to all of the Company’s assets and liabilities and will operate under a certificate of incorporation and bylaws substantially identical with those of the Company and with the same directors and officers, (3) Orient’s investment in Company Preferred Stock will be converted into the same investment in the surviving corporation, and (4) the Company’s common stock will be converted into the right to receive payment of cash consideration of $0.006 per share to be funded by Orient. The Company expects the transaction to close during the fourth quarter of 2005.

The Company has filed Schedule 13E-3 and an Information Statement, both in preliminary form, with the Commission.

Copies of the Merger Agreement and the Company’s press release are filed with this report as Exhibits 2 and 99.1, respectively, and are incorporated here by reference.

Item 3.03 Material Modification to Rights of Security Holders

The information set forth in Item 1.01 above is incorporated in this Item 3.03 by reference.

The Company’s Common Stock is registered with the Commission pursuant to section 12 of the Securities Exchange Act. Upon consummation of the Merger, the Merger Agreement provides that all of the outstanding shares of Common Stock of the Company will be converted into the right the right to receive $0.006 per share.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

2	Merger Agreement. Incorporated by reference to Appendix A to the Company’s Preliminary Information Statement filed with the Commission on October 14, 2005.

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSE USA, Inc.
(Registrant)

Date: October 17, 2005	By:	/s/ Elton Li
Elton Li
Secretary, Controller and Chief Accounting Officer

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